Exhibit 99.1

Westway Group, Inc. Enters Into Final Negotiations to Sell Westway Feed Products to ED&F

Man; Sale Process Also Underway for Westway Terminals

New Orleans, LA., June 13, 2012 - Westway Group, Inc. (NASDAQ: WWAY) (“Westway” or the “Company”) today announced that it has entered into final negotiations to sell its liquid feed supplement business (“Westway Feed Products”) and certain bulk liquid storage terminals located in Dublin, Ireland; Esbjerg, Denmark; and Liverpool, Hull and Grangemouth, United Kingdom (the “European Terminals”) to an affiliate of ED&F Man Holdings Limited (“ED&F Man”), the Company’s largest stockholder. The proposed transaction remains subject to, among other things, execution of a binding purchase agreement, regulatory clearances and the sale to a third party of Westway’s remaining bulk liquid storage business (“Westway Terminals”).

In addition, Westway is currently negotiating with a selected group of bidders to acquire its Westway Terminals business, to occur through the acquisition of Westway Group, Inc.’s public equity securities following, or concurrent with, the divestiture of Westway Feed Products and the European Terminals.

Francis P. Jenkins Jr., Chairman of Westway, stated “As part of Westway’s strategic review process, we are exploring the sale of both Westway Feed Products and Westway Terminals via separate transactions. While we remain committed to both of these businesses, we believe exploring a sale at this time could best serve to maximize aggregate value for the Company’s stockholders, while providing each business with the ability to better realize its full growth potential under new ownership.”

As previously announced, the Company’s Board of Directors has initiated a process to explore possible strategic alternatives for the Company as a whole, including alternatives for Westway Terminals, Westway Feed Products and the European Terminals, and has formed a special committee of independent directors to direct such process (the “Special Committee”). The Special Committee has retained Evercore Partners (“Evercore”) as financial advisor to assist it during this process. The Special Committee continues to evaluate possible strategic alternatives with the assistance of Evercore, including the proposed transactions with ED&F Man and the bidders for Westway Terminals.

Westway has not set a definitive timetable for the completion of any of the proposed transactions and there can be no guarantees that either arrangement will result in a transaction or series of transactions or, if a transaction or series of transactions is undertaken, the terms or timing of such transaction or series of transactions. Westway does not intend to disclose further developments regarding either process unless and until its Board of Directors has approved a specific course of action, or it otherwise deems further disclosure is appropriate or required.

There can be no assurance that the Company will enter into a definitive agreement for any transaction with ED&F Man or any other party for the sale of Westway Feed Products or Westway Terminals. In the event that any agreement is reached, such agreement will be subject to various conditions, and, accordingly, there can be no assurance that any transaction will be completed.

About Westway Terminals

Westway Terminals, including the terminals proposed to be sold to ED&F Man, is a premier provider of storage and related services to owners of bulk liquid products worldwide, with 365 million gallons of capacity as of March 31, 2012. The business is focused on niche liquid products and customized service offerings with strong margin potential and has a leading market position in the agricultural and chemical commodity sectors. Key products stored include petroleum oils, caustics, asphalts, vegetable oils, methyl esters, chemicals and molasses products, among others. The business has a global network of 25 terminal locations including 14 in the U.S., 1 in Canada, 9 in Western Europe and 1 in Korea.

About Westway Feed Products

Westway Feed Products is the largest producer of liquid feed supplements in North America, with 2011 volumes of 1.8 million tons. The business has 33 locations worldwide, with 31 in the U.S. and western Canada and 2 in Australia (through joint venture). Westway Feed Products is a leader in the design and implementation of innovative liquid and solid feed supplements, with such current brands as Multi-Mix, Sweet Cake, Suga-Lik, E-Z GLO and Pro Lix.

About Westway Group, Inc.

Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the risk factors described in our most recent Form 10-Q and Form 10-K filed with the SEC.

Contact:

Evercore Partners

Perk Hixon

Sr. Managing Director

Hixon@evercore.com

(212) 822-7554

Westway Group, Inc.

Francis P. Jenkins Jr.

Chairman

(212) 332-2960